DELAWARE GROUP EQUITY FUNDS V

Registration No. 811-04997
FORM N-SAR
Annual Period Ended November 30, 2015

SUB-ITEM 77B: Accountant?s report on internal control

Accountant's report on internal control, attached as Exhibit.

SUB-ITEM 77D: Policies with respect to security investments

On November 19, 2015, the Board of Trustees of the Delaware Group Equity Funds V (the ?Registrant?) approved the use of short sales for Delaware Dividend Income Fund. These changes will become effective January 24, 2016. This information is herein incorporated by reference to the supplement dated November 25, 2015 to the Registrant?s prospectus dated March 30, 2015, as filed with the Securities and Exchange Commission (SEC Accession No. 0001137439-15-000226).

SUB-ITEM 77O: Transactions effected pursuant to Rule 10f-3

Six (6) transactions for the annual period ended November 30, 2015 effected pursuant to Rule 10f-3, attached as Exhibit.

WS: MFG_Philadelphia: 897417: v1

WS: MFG_Philadelphia: 867889: v1